Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

3 June 2026

Matter No.:1017357

Doc ref: 111828330
852 2842 9521
Flora.Wong@conyers.com

Jianzhi Education Technology Group Company Limited

15/F Tower A Yingdu Building Zhichun Road

Haidian District Beijing 100086

People’s Republic of China

Dear Sir/Madam,

Re: Jianzhi Education Technology Group Company Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with the Company’s shelf registration statement on Form F-3 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) filed on 15 November 2024, as amended by Amendment No. 1 filed on 29 November 2024 relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the prospectus forming a part of the Registration Statement (the “Base Prospectus”) as amended by a final prospectus supplement dated 2 June 2026 (the “Final Prospectus Supplement”, together with the Base Prospectus, the “Prospectus”) in connection with the offer (collectively, the “Offering”) of registered securities of the Company, consisting of: (i) class A ordinary shares of the Company of par value US$0.0001 (the “Class A Ordinary Shares”) represented by American Depositary Shares (the “ADSs”), with each ADS representing 60 Class A Ordinary Shares, and (ii) Series A Warrants to purchase Class A Ordinary Shares as represented by the ADSs (the “Warrants”) (each such Class A Ordinary Share underlying each Warrant being a “Warrant Share”, and the Warrants, Class A Ordinary Shares, ADSs and Warrant Shares are collectively, the “Securities”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document(s):

1.1.	the Registration Statement; and

1.2.	the Prospectus.

The documents listed in items 1.1 through 1.2 above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have also reviewed:

1.3.	a copy of the third amended and restated memorandum and third amended and restated articles of association of the Company adopted by a special resolution passed on 20 April 2026 (the “Constitutional Documents”);

1.4.	a copy of the written resolutions of all directors of the Company dated 15 November 2024 and 21 May 2026 (the "Resolutions");

1.5.	a copy of the Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 2 June 2026 (the “Certificate Date”); and

1.6.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of all parties, other than the Company, to enter into and perform its respective obligations under (a) the definitive agreements relating to the Securities (the “Securities Agreements”), (b) the Documents and (c) under any and all other documents entered into by such parties in connection with the issuance of the Securities;

2.4.	the due execution and delivery of the Securities Agreements, the Documents and any and all other documents entered into in connection with the issuance of the Securities by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Securities Agreements, the Documents and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been and will not be rescinded or amended;

2.7.	that the Company will issue the Securities in furtherance of its objects as set out in its third amended and restated memorandum of association;

2.8.	that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein;

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2.9.	that the Company will have sufficient authorised and unissued share capital to effect the issue and allotment of any of the Class A Ordinary Shares of the Company at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

2.10.	that the form and terms of any and all Securities or other securities (or other obligations, rights, currencies, commodities or other subject matter) comprising the same or subject thereto, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the Constitutional Documents nor any applicable law, regulation, order or decree in the Cayman Islands and the validity and binding effect of such agreements under their respective governing laws;

2.11.	that all necessary corporate action will be taken to authorise and approve any issuance of the Securities, the terms of any offering thereof and related matters, and that the Securities Agreements and any applicable supplements to the Prospectus (each a “Prospectus Supplement”), and any other purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

2.12.	that the Securities Agreements, any other purchase, underwriting or similar agreement, and any other agreement or other document relating to any Securities will be legal, valid and binding in accordance with its terms pursuant to its governing law;

2.13.	that the issuance and sale of and payment for the Securities will be in accordance with the Securities Agreements and any other purchase, underwriting or similar agreement duly approved by the board of directors of the Company or a duly authorised committee thereof and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto) and/or where so required, the shareholders of the Company and the Documents (including any post-effective amendment thereto and any Prospectus Supplement);

2.14.	that upon the issue of any Securities to be sold by the Company or upon exercise of the conversion or exchangeable rights or purchase rights to the Securities, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value of the Class A Ordinary Shares of the Company to be issued pursuant thereto, as applicable;

2.15.	that the Securities to be offered and sold, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms pursuant to the applicable governing law and jurisdiction (except to the extent that we expressly opine herein on matters of Cayman Islands law);

2.16.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.17.	that the Company has not taken any action to appoint a restructuring officer;

2.18.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary, direct or indirect, of any sovereign entity or state;

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2.19.	the validity and binding effect under the laws of the State of New York, United States of America (the "Foreign Laws") of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms and that the Registration Statement will be duly filed with the Commission;

2.20.	there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents and the Securities;

2.21.	that the Registration Statement has been declared effective by the Commission prior to, or concurrent with, the sale of the Securities pursuant to the Registration Statement; and

2.22.	that on the date of entering into the Document(s), on the date of allotment (where applicable) and issuance of any Securities the Company is and after entering into the Documents and any such allotment and issuance the Company is and will be able to pay its debts.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under the Document(s) and any Securities:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of any applicable purchase, underwriting or similar agreement and any other agreement or document relating to the issue of the Class A Ordinary Shares of the Company, may be subject to the common law rules that damages against the Company are only available where the purchaser of the Class A Ordinary Shares of the Company rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents and any Securities if there are other proceedings in respect of the Documents and any Securities simultaneously underway against the Company in another jurisdiction.

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3.2.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	Enforcement of the Securities Agreements to the extent they relate to the Relevant Interests may be affected or prohibited if a Restrictions Notice is issued in respect of such Relevant Interests in accordance with the Beneficial Ownership Transparency Act.

3.4	We express no opinion as to the meaning, validity or effect of any references to foreign (non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Securities Agreements.

3.5	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

3.6	We have not reviewed any of the Securities Agreements to be issued thereunder and our opinions are qualified accordingly.

3.7	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

4.2.	Based solely on our review of the third amended and restated memorandum of association of the Company, the Company has an authorised share capital of US$100,000,000 divided into (a) 800,000,000,000 class A ordinary shares of a nominal or par value of US$0.0001 each and (b) 200,000,000,000 class B ordinary shares of a nominal or par value of US$0.0001 each.

4.3.	Upon the due issuance of Class A Ordinary Shares and payment of the consideration therefor as contemplated in the Documents, the Class A Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.4.	Upon the due issuance of the Warrants and payment of the consideration therefor, such Warrants will be validly issued and will constitute valid and binding obligations of the Company in accordance with the terms thereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions "Enforcement of Civil Liabilities" and "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman

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